Exhibit 10.19

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT made effective the 30th day of November 2009

BETWEEN

ENCANA CORPORATION, a body corporate registered in the Province of Alberta, (the “Corporation”)

OF THE FIRST PART

-and-

RENEE E. ZEMLJAK of the City of Lone Tree in the State of Colorado (the “Executive”)

OF THE SECOND PART

WHEREAS the Board of Directors of the Corporation (the “Board”) recognizes that the establishment and maintenance of a sound and vital management team is essential to the protection and enhancement of the best interests of the Corporation and its shareholders;

AND WHEREAS the Board further recognizes that an employee is most vulnerable at the point of termination from employment;

AND WHEREAS the Board further recognizes that, as is the case with many corporations, the possibility of a Change in Control of the Corporation could arise and create a climate of uncertainty among the Corporation’s senior executives, and could result in the resignation or distraction of such senior executives to the detriment of the Corporation and its shareholders;

AND WHEREAS, the Board believes it is important, should the Corporation or its shareholders receive a proposal for transfer of control of the Corporation, that the Executive be able to assess and advise the Board whether such proposal would be in the best interests of the Corporation and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of her own situation;

AND WHEREAS, in order to induce the Executive to remain in the employ of the Corporation and to assure the Corporation of her continued and undivided attention and services, notwithstanding any events which might result in a Change in Control of the Corporation, this Agreement, which has been approved by the Board, records certain benefits extended to the Executive.

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged by each of the Parties), the Parties hereby mutually covenant and agree as follows:

1.0	Term of Agreement

1.1	Term. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2009; provided, however, that commencing on January 1, 2010 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year until such time as there shall occur a Change in Control of the Corporation and for a period of three years from the Effective Date of such Change in Control (the “Term”); provided, however, that if payment of compensation and benefits has begun under this Agreement, the payment of such compensation and benefits shall continue beyond the end of the Term in accordance with the applicable provisions of this Agreement.

2.0	Change in Control

2.1	Compensation and Benefits not until. The Parties acknowledge and agree that no compensation or benefits shall be payable hereunder unless and until there shall have occurred both (i) a Change in Control of the Corporation and (ii) the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason in accordance with the terms of this Agreement.

2.2	“Change in Control”. For purposes of this Agreement, a “Change in Control” of the Corporation shall be deemed to have occurred if:

(a)	any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any persons acting jointly or in concert with the foregoing, is or becomes the beneficial owner directly or indirectly of, securities of the Corporation representing more than 30% of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of the directors of the Corporation (the “Voting Shares”);

(b)	the Corporation shall have disposed of (i) all or substantially all of its assets, such that shareholder approval was required or should have been required to be obtained under the Canada Business Corporations Act, or (ii) assets in any 12 month period representing 50% or more of the total assets of the Corporation, determined as of the date of the audited financial statements of the Corporation then most recently published;

(c)	pursuant to a single election or appointment or a series of elections or appointments over any period from and after the date of this Agreement (i) those individuals who at the date of the Agreement constituted the Board, together with (ii) any new or additional director or directors whose nomination for election by the Corporation’s shareholders, or whose appointment to the Board by the Board, has been approved by at least 75% of the votes cast by all of the directors then still in office, who either were directors at the date of this Agreement or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(d)	the Board, by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by the Board, determines that for purposes of this Agreement, a Change in Control of the Corporation has occurred.

2.3	Employee Benefit Plans, etc. Securities beneficially owned or controlled or directed by an employee plan or related trust sponsored or maintained by the Corporation or its subsidiaries shall not be taken into account in determining whether the threshold percentage in Section 2.2(a) is exceeded.

2.4	When Compensation and Benefits Payable. Upon the occurrence of both (i) a Change in Control of the Corporation and (ii) the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason as contemplated by the terms of this Agreement, the provisions of Section 5.0 hereof in respect of the compensation and benefits payable, as applicable, shall apply.

2.5	Definitions and Interpretation. For purposes of this Section 2.0:

(a)	the term “acting jointly or in concert” shall be interpreted in accordance with Section 159 of the Securities Act (Alberta), as amended; and

(b)	the term “beneficial ownership” shall be interpreted in accordance with Sections 5 and 6 of the Securities Act (Alberta) and “beneficial owner” shall have a corresponding meaning, except that for purposes of this Agreement, options and convertible securities granted by the Corporation to employees, officers or directors shall not be included in determining beneficial ownership or beneficial owner.

3.0	Definitions

For purposes of this Agreement and for purposes of determining such compensation and benefits as may be payable hereunder following the occurrence of a Change in Control of the Corporation, the following definitions shall apply:

3.1	“Cause”. “Cause” means:

(a)	the wilful and continued failure by the Executive to substantially perform her duties with the Corporation or its subsidiaries after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed her duties, and the Executive fails to correct such failure to perform her duties within 30 days after such written demand is delivered to him; provided, however, that if such failure occurs after the happening of circumstances which would entitle the Executive to terminate for Good Reason, the same shall not constitute the basis for “Cause”; or

(b)	the wilful engaging by the Executive in conduct which is dishonest or demonstrably and materially injurious to the Corporation or its subsidiaries, monetarily or otherwise. For purposes of this definition, any action by the Executive or any failure on her part to act, shall be deemed “wilful” when done (or omitted to be done) by the Executive not in good faith and if when done (or omitted to be done) the Executive had or ought to have had the reasonable belief that her action or omission would not be in the best interests of the Corporation.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Board, finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (a) or (b) of this Section and specifying the particulars thereof in detail.

3.2	“Effective Date”. “Effective Date” means the date of the occurrence of the specified event constituting a Change in Control of the Corporation.

3.3	“Good Reason”. “Good Reason” means any of the following, unless the Executive shall have given her express written consent thereto:

(a)	Changed Duties or Status. The assignment to the Executive of any duties inconsistent with her status as a senior executive of the Corporation or a material alteration in the nature or status of her responsibilities or duties or reporting relationship from those in effect immediately prior to a Change in Control of the Corporation;

(b)	Reduced Salary. A reduction by the Corporation in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Corporation;

(c)	Relocation. The Corporation’s requiring the Executive to be based anywhere other than where the Executive is based at the time of a Change in Control of the Corporation, except for required travel on the Corporation’s business to an extent substantially consistent with the Executive’s business travel obligations in the ordinary course of business immediately prior to the Change in Control of the Corporation;

(d)	Incentive Compensation Plans. Changes to the terms of the Corporation’s High Performance Results Plan (the “HPR Plan”) or any replacement plan in which the Executive is participating as of the Change in Control (the “Annual Incentive Plans”), the stock option plan, the PSU Plan (as defined in Section 5.0(e) hereof) and the SAR Plan (as defined in Section 5.0(f) hereof) of the Corporation or to such other long-term incentive plans as the Executive may be participating in, which would have the effect of materially reducing the Executive’s aggregate potential incentive compensation, except in circumstances where the Corporation alters or reduces the benefits available under such plans for all senior executives of the Corporation;

(e)	MPP Plan, Benefit Plans and Perquisites. The failure by the Corporation to continue to provide the Executive:

(i)	with pension and related benefits substantially similar as those enjoyed by him under the EnCana International (USA) Inc. Money Purchase Plan (the “EnCana USA MPP”), except for across-the-board reductions in, or amendments to, such benefits or comparable benefits similarly affecting all senior executives of the Corporation and relating to service or employment after the date on which such reduction or amendment is announced; or

(ii)	with benefits substantially similar to those enjoyed by him under any other retirement arrangement established for the Executive, except for across-the-board reductions in, or amendments to, such benefits or comparable benefits similarly affecting all senior executives of the Corporation and relating to service or employment after the date on which such reduction or amendment is announced; or

(iii)	with benefits at least substantially similar to any of the life insurance, medical, health and accident, disability or investment plans in which the Executive may participate at the date hereof or subsequently or the taking of any action by the Corporation that would directly or indirectly materially reduce any such benefits or deprive the Executive of any material perquisite enjoyed by him, except for across-the-board reductions in such benefits or comparable benefits similarly affecting all senior executives of the Corporation; or

(iv)	the failure by the Corporation to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the normal vacation policy in effect in respect of the Executive as of the date hereof or subsequently;

(f)	Deferred Compensation. The failure by the Corporation to pay the Executive any portion of her then current compensation without her consent except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Corporation or the failure by the Corporation to pay to the Executive any installment of deferred compensation at the time such installment is due under any deferred compensation program of the Corporation or a subsidiary thereof;

(g)

No Assumption by Successor. The failure of the Corporation to obtain a satisfactory agreement from a successor to assume and agree to perform this Agreement as contemplated by Section 7.0 hereof, or if the business or undertaking in connection with which the Executive’s services are principally performed is sold at any time after a Change in Control and the Executive’s employment is transferred as a result, the purchaser of such business shall fail to agree to provide the Executive with the same or a comparable position, duties, compensation and benefits, as described in paragraphs (d) and (e) above, as provided to the Executive by the Corporation immediately prior to the Change in Control;

(h)	Disposition of “All or Substantially All”. The disposition by the Corporation of all or substantially all of the assets of the Corporation.

4.0	Notice of Termination; Date of Termination

4.1	Notice of Termination. Any termination of the Executive’s employment either by the Executive for Good Reason or by the Corporation for Cause or without Cause, as applicable, shall be communicated by written Notice of Termination to the Executive or to the Corporation, as the case may be, in accordance with Section 8.0 hereof.

4.2	Content of Notice of Termination. The “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon by the Executive or the Corporation, as the case may be, and shall set forth in reasonable detail the facts and circumstances claimed as the basis for the Executive’s terminating her employment or the Corporation’s terminating the Executive’s employment, as the case may be. The Executive’s failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of “Good Reason” shall not result in a waiver of her rights hereunder or preclude him from asserting such fact or circumstance in enforcing her rights hereunder.

4.3	Date of Termination. The “Date of Termination” shall mean if the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason, the date specified in the Notice of Termination (which, in the case of termination by the Executive for Good Reason, shall be not less than 15 days nor more than 60 days from the date such Notice of Termination is given).

4.4	Notice Required. For the purposes of this Section 4.0, any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.2 hereof shall not be effective.

5.0	Compensation and Benefits following Change in Control

Following both (i) a Change in Control of the Corporation and (ii) the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason in accordance with the terms of this Agreement, the Corporation shall cause to be provided to the Executive the following benefits in full satisfaction of all of the Corporation’s obligations to the Executive:

(a)

Accrued Compensation and Payment Date. The Corporation shall pay the Executive, in a lump sum, not later than the 30th business day following the Date of Termination (the “Payment Date”), her full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given.

(b)	Severance Payment, Severance Period and Severance Salary Rate. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Corporation shall pay to the Executive, on account of both compensation in lieu of notice and loss of office, not later than the Payment Date, a lump sum severance payment (the “Severance Payment”) equal to the amount of base salary the Executive would have earned had she continued to be employed until the end of the 24th full calendar month following the Date of Termination (the “Severance Period”) assuming that the Executive’s rate of monthly base salary during the Severance Period would be equal to the highest monthly rate of base salary which was payable to him by the Corporation (or any subsidiary thereof or corporation affiliated with the Corporation) during the 24th month period immediately preceding the Date of Termination (the “Severance Salary Rate”).

(c)	EnCana USA 401(k) Plan. The Corporation shall pay the Executive the maximum contribution that the Corporation or a subsidiary thereof would have been required to make on behalf of the Executive to the EnCana International (USA) Inc. 401(k) Plan (the “EnCana USA 401(k) Plan”) in respect of the Severance Period if she were fully employed and elected to have the Corporation or a subsidiary thereof match her contribution determined as if the Executive continued to make contributions to the EnCana USA 401(k) Plan at a rate equal to the contributions actually made by him under the EnCana USA 401(k) in the last complete calendar year immediately preceding the Date of Termination. This payment will be made in cash, in a lump sum, no later than the Payment Date.

(d)	Annual Incentive Plans. The Corporation shall pay to the Executive, in cash, in a lump sum, no later than the Payment Date, an amount in lieu of her participation in the HPR Plan, or in any other annual incentive compensation plan or program, or any replacement plan in which she is participating as of the Notice of Termination which shall be equal to (i) two times the average of the amounts paid to him under the HPR Plan (excluding for greater certainty any President’s Award) in respect of the three complete fiscal years of the Corporation immediately preceding the Date of Termination, and (ii) (in cases where the Date of Termination is not the end of a fiscal year), a pro rata payment for the number of days which have elapsed in the fiscal year in which the Date of Termination occurs, based on the same calculation described above. For the purposes of this Section 5.0(d), where the Date of Termination is prior to the completion of three complete fiscal years of the Corporation following the implementation of the HPR Plan, the average of amounts paid to the Executive under the HPR Plan shall be determined based on each complete fiscal year of the Corporation immediately preceding the Date of Termination.

(e)	Performance Share Unit Plan. In respect of the Executive’s entitlements under the Performance Share Unit Plan for Employees of EnCana Corporation (the “PSU Plan”), performance share units (“PSUs”) granted to the Executive as at the effective date of such Change in Control (as that term is defined under the PSU Plan) shall become vested and paid as applicable and in accordance with the terms of the PSU Plan.

(f)	Stock Options and Stock Appreciation Rights (“SARs”). All stock options and SARs held by the Executive as at the Notice of Termination shall become vested as follows:

(i)	all stock options granted prior to February 2007 shall become immediately vested;

(ii)	All Time-Based Options, Time-Based SARs, Performance Options and Performance SARs (as those terms are defined in the applicable and respective stock option grant agreements or the Employee Stock Appreciation Rights Plan (the “ESAR Plan”) as applicable) granted in or after February 2007 shall become immediately vested; and

(iii)	Bonus Options and Bonus SARs (as those terms are defined in the applicable grant agreements or the ESAR Plan) granted in or after February 2007 shall continue to vest pursuant to the terms of the applicable grant agreement or the ESAR Plan, as applicable, during the lesser of the period of vesting in such agreement or ESAR Plan and 24 months following the Date of Termination.

All vested stock options and SARs may be exercised for the lesser of their term or 24 months following the Date of Termination.

(h)

Insurance Benefits. The Corporation shall continue to provide the Executive and her dependants with the same level of life, disability, accident, dental and health insurance benefits the Executive and her dependents were receiving or entitled to receive immediately prior to the Date of Termination until the end of the Severance Period. The contributions by the Executive required under such programs shall be payable to the Corporation or to the insurer, as applicable, on the same basis as if the Executive continued to be employed during the Severance Period. To the extent any of the foregoing benefits are provided pursuant to a self-insured medical reimbursement plan, the Executive will be permitted to continue to be entitled to such benefits only if the Executive pays, in addition to the required Executive contributions referenced above, the portion of the monthly premiums normally paid by the Corporation or a subsidiary thereof with respect to any such benefits. As a separate payment under this Agreement, for each month the Executive pays such premiums normally paid by the Corporation or a subsidiary thereof with respect to any such benefits, the Corporation shall pay to the Executive a monthly reimbursement payment so that, after withholding of all applicable taxes on such reimbursement payment, the Executive retains an amount equal to the monthly premiums normally paid by the Corporation or a subsidiary thereof with respect to such benefits.

(i)	Vacation. The Corporation shall pay the Executive, in cash, in a lump sum, no later than the Payment Date, an amount equal to all accrued but unused vacation determined as of the Date of Termination. The amount of such payment shall be determined based upon the Executive’s Severance Salary Rate. In no event shall the amount of vacation time to which the Executive is entitled be less than the amount to which she would have been entitled under the vacation policy in effect as of the Change in Control.

(j)	Career Counselling. At the Executive’s request, the Corporation shall provide the Executive with career counselling services at a maximum cost to the Corporation of $15,000 per annum. Such services shall be provided until the Executive obtains subsequent employment or establishes her own business activity or to the end of the Severance Period, whichever is earliest. The Executive shall be entitled to obtain such services from the recognized professional career counselling firm of her choice in the major Canadian metropolitan area in or nearest to where she resides at the time she begins to use such services. In order to ensure the provision of such services, the Corporation and the Executive shall enter into a contract with the career counselling services firm, pursuant to which such firm shall provide the Executive with the career counselling services required herein.

(k)	Annual Allowance. The Corporation shall pay to the Executive no later than the Payment Date an amount equivalent to two times the annual allowance to which she is entitled as of the date of the Notice of Termination.

(l)	Financial Counselling. The Corporation shall, during the Severance Period, continue to provide the Executive with the same financial counselling benefits as those to which she was entitled as of the Change in Control. Such services shall be provided throughout the Severance Period, including the preparation of her tax return(s) for herself for the taxation year during which the Severance Period ends. To ensure the provision of such services, the Corporation and the Executive shall, as soon as practicable, enter into a contract with the financial counselling services firm, pursuant to which such firm shall provide the Executive with the financial counselling services required herein.

(m)

Executive Medical. The Corporation shall continue to provide the Executive with the same executive physical examination benefits as those to which she was entitled as of the Change in Control. Such benefits shall be provided for the duration of the Severance Period. In order to ensure the provision of such benefits, the Corporation and the Executive shall, as soon as practicable, enter into a contract with a medical services firm, pursuant to which such firm shall provide the Executive with the executive physical examination services required herein.

(n)	Professional Membership Fees. The Corporation shall pay the Executive, in cash, in a lump sum, no later than the Payment Date, an after-tax amount equal to the present value of the cost of membership fees for membership in professional organizations related to her position and duties with the Corporation that she would have incurred throughout the Severance Period that would have been payable or reimbursable by the Corporation under the terms of its policy in effect as of the Change in Control had she continued to be employed during the Severance Period, assuming that the annual cost of such fees was equal to the amount reimbursed by the Corporation for the year preceding the year in which a Notice of Termination is delivered.

(o)	Pension Benefits. The Corporation shall pay to the Executive the maximum contribution that the Corporation or a subsidiary thereof would have been required to make on behalf of the Executive under the EnCana USA MPP at the percentage of salary specified therein in respect to the Severance Period based on:

(i)	The Executive’s annual base salary if she were fully employed until the end of the 24th calendar month following the Date of Termination; and

(ii)	The lesser of the amount specified in 5.0(d) and 40% of the amount of the annual base salary the Executive would have earned had she continued to be employed until the end of the 24th calendar month following the Date of Termination.

This payment will be made to the Executive in a lump sum on the Payment Date.

(p)	Legal Fees and Expenses. The Corporation shall pay the Executive’s legal or professional fees and expenses incurred by him as a result of her termination (including actual legal fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement) up to $100,000. In addition, the Corporation will pay legal fees and expenses incurred by the Executive as a result of her termination that are in excess of $100,000 (including actual legal fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement) if a court or other tribunal finds in favour of the Executive.

(q)	Deductions. The Executive agrees that benefits and payments to which she is entitled pursuant to this Agreement are subject to deductions required by law including, without limitation, all applicable federal, state and local withholding taxes.

(r)	Calculations. For purposes of determining the present value of an amount, other than for purposes of Section 5.0(n) above, the interest rate to be used shall be the yield for five year constant maturity Canadian government bonds for the current week taken from the most recent weekly Canadian Debt Strategy published by ScotiaMcLeod Inc. or, if for any reason that report is not available at the relevant time, the most recent weekly report published by another recognized Canadian publisher of a report of similar standing chosen by the Corporation. All calculations of amounts payable under this Agreement shall be subject to verification by the Corporation’s independent auditors or actuarial consultants.

(s)	No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section be reduced by any compensation earned by, or benefits paid to, the Executive as the result of employment, whether by another employer or self-employment, or by pension benefits after the Date of Termination, or otherwise, except as specifically provided in this Section.

6.0	Entire Agreement

6.1	This Agreement constitutes the entire agreement between the Parties hereto concerning change in control benefits and obligations and supersedes all prior agreements or understandings. There are no representations or warranties, express or implied, or any conditions or collateral or implied agreements which apply to or govern benefits or obligations relating to a change in control of the Corporation between the Parties other than as are expressly set forth or referred to herein. For greater certainty, all change in control agreements or contracts in existence prior to the date hereof are terminated and replaced by this Agreement. This Agreement cannot be amended except by a written agreement executed by the Parties hereto.

7.0	Successors; Binding Agreement

7.1	Assumption by Successors. The Corporation will require any successor corporation (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and to agree to perform this Agreement in the same manner and to the same extent as the Corporation, as if no such succession had taken place, and to the extent that the Corporation has not already satisfied an obligation hereunder. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.2	Enforceability by Beneficiaries. This Agreement shall enure to the benefit of and be enforceable by the Parties hereto and their respective heirs, legal or personal representatives, successors and assigns and if the Executive should die while any amount would still be payable to him hereunder if she had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to her estate.

8.0	Notices

8.1	Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing, shall be deemed to have been duly given when delivered or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing or on the third business day after having been sent by registered mail, postage prepaid, as follows:

If to the Corporation:

EnCana Corporation

EnCana on 8th

1800, 855 – 2nd Street SW

Calgary, Alberta

T2P 4Z5

Attention:  Vice-President, General Counsel

Facsimile:  (403) 645-4617

If to the Executive:

Renee E. Zemljak

EnCana Oil & Gas (USA) Inc.

Republic Plaza

370 17th Street

Suite 1700

Denver CO 80202

Fax: (720) 876-6008

Each of the Corporation and the Executive may from time to time change its address for notice by notice to the other Party given in the manner aforesaid.

9.0	409A Compliance

9.1

This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), to the extent applicable, and shall in all respects be administered in accordance with Section 409A; provided, that for the avoidance of doubt, this provision shall not be construed to require a gross-up payment in respect of any taxes, interest or penalties imposed on Executive as a result of Section 409A.

9.2	For purposes of this Agreement, Executive shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. If Executive is a “specified employee” under Section 409A, no payment, distribution or other benefit provided pursuant to this Agreement constituting a deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) that is required to be delayed to comply with Code Section 409A(a)(2)(B)(i) shall be provided before the date that is six months after the date of such separation from service (or, if earlier than the end of such six-month period, the date of death of the specified employee). Any payment, distribution or other benefit that is delayed pursuant to the prior sentence shall be paid on the first business day following the six-month anniversary of the separation from service.

9.3	In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

9.4

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, with respect to payment of legal fees and expenses pursuant to Section 5(p) hereof, if the court or other tribunal has not yet found in favour or against the Executive prior to the last day of Executive’s taxable year following the taxable year in which such fees and expenses were incurred, such fees and expenses will be paid on the last day of such taxable year following the taxable year in which such fees and expenses were incurred. If such court or other tribunal does not ultimately find in favour of the Executive, the Executive will repay to the Corporation as soon as practicable, but in no event more than 90 days after the court or other tribunal renders its ruling, any amounts paid or reimbursed pursuant to the prior sentence that would not have been paid or reimbursed pursuant to Section 5(p) but for the prior sentence.

10.0	Miscellaneous

10.1	Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either Party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.2	Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Alberta.

10.3	Currency. All amounts in this Agreement are stated in and shall be paid in the currency in which the Executive is paid as at the Notice of Termination.

11.0	Validity

11.1	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.0	Counterparts

12.1	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement.

13.0	Headings

13.1	The division of this Agreement into sections, subsections and clauses, or other portions hereof and the insertion of headings or subheadings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

14.0	Time of the Essence

14.1	Time shall be of the essence in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENCANA CORPORATION

	Per:	/s/ Barry W. Harrison

Barry W. Harrison

	Per:	/s/ Randall K. Eresman

Randall K. Eresman

/s/ E Andrusiak	/s/ Renee E. Zemljak

Witness	Renee E. Zemljak